Exhibit 10.1

PROMISSORY NOTE

$1,016,595.00	January 1, 2007

FOR VALUE RECEIVED, the undersigned, EDWIN H. WEGMAN, an individual (the “Borrower”) hereby promises to pay to BIOSPECIFICS TECHNOLOGIES CORP., a Delaware Corporation (the “Company”), the principal amount of One Million Sixteen Thousand Five Hundred and Ninety-Five Dollars ($1,016,595.00) (the “Principal Amount”).

This Promissory Note (this “Note”) constitutes a consolidation of all amounts owed by the Borrower to the Company including but not limited to amounts owed under the Recourse Secured Promissory Note dated as of April 24, 2000 for $865,394.00 and the Recourse Secured Demand Note dated as of April 3, 2001 for $1,336,027.00.

This Note is intended to be evidence of the borrowing of the Principal Amount by the Borrower from the Company. Payment of the Principal Amount, interest on this Note and any other amounts due in connection therewith, is secured pursuant to the terms of a Pledge Agreement, dated as of even date herewith, between the The S.J. Wegman Company and the Company and is subject to the terms and conditions of such pledge agreements, which terms and conditions are, by this reference, incorporated herein and made a part hereof.

1.
Interest. The Principal Amount remaining unpaid at any time shall bear interest at the rate of nine percent (9%) per annum (the “Interest Rate”) compounded annually and computed on the basis of a 365 or 366 day year, as the case may be, continuing up to and including the date of repayment in full or cancellation of the Note.

2.
Payment and Prepayment. All outstanding Principal Amounts and interest on this Note shall be due and payable ON DEMAND of the Company, or the legal holder of this Note and upon such demand shall be payable in full in lawful money of the United States of America at the principal offices of the Company (or at such other place as the holder of the Note hereof shall notify the Borrower in writing). The Borrower may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding Principal Amount and interest due under this Note. Any prepayments of any portion of the Principal Amount of this Note shall be accompanied by payment of all interest accrued but unpaid on the Principal Amount being prepaid. Upon final payment of all the Principal Amount of, and interest on, this Note it shall be surrendered for cancellation.

3.
Event of Default. The Borrower agrees that the failure of Borrower to make any payment required under this Note when due shall constitute an event of default under this Note (“Event of Default”). In addition, the occurrence of any of the following events also shall constitute an Event of Default under this Note:

(a)	the filing of any petition under the U.S. Bankruptcy Code or any similar statute by or against the Borrower;

(b)	an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of, the Borrower; or

(c)	the death of the Borrower.

4.
Remedies. Upon the occurrence of an Event of Default hereunder, (i) the entire outstanding Principal Amount and accrued interest of this Note shall immediately become due and payable regardless of any prior forbearance, and (ii) the Company may exercise any and all rights and remedies available to the Company under this Note, the Agreement and applicable law, including, without limitation, the right to collect from the Borrower all sums due under this Note.

5.
Expenses of Collection. If this Note is forwarded to an attorney for collection after maturity hereof (whether by acceleration, declaration, extension, or otherwise), the Borrower shall pay to the Company all costs and expenses of collection, including without limitation attorneys' fees and expenses.

6.
Remedies Cumulative; Waiver. The rights and remedies of the Company under this Note and the Agreement shall be cumulative and not alternative. No waiver by the Company of any right or remedy under this Note or the Agreement shall be effective unless in a writing signed by the Company. The failure by the Company to insist upon the strict performance by the Borrower of any terms and provisions contained herein shall not be deemed to be a waiver of any terms and provisions herein, and the Company shall retain the right thereafter to insist upon strict performance by the Borrower of any and all terms and provisions of this Note or any document securing or guaranteeing the repayment of this Note. The Borrower hereby waives presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note.

7.
Application of Payments. All payments made on account of this Note, including prepayments, shall be applied first to the payment of any attorneys’ fees and other costs of collection then payable hereunder, second to accrued and unpaid interest then due hereunder (if any), and the remainder, if any, shall be applied to the unpaid Principal Amount and accrued interest.

8.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.

9.	Assignment. The Company, or any other holder of this Note, may assign all of its rights, title and interest in this Note. Borrower’s obligations hereunder are not assignable.

10.
Waivers and Modifications; Binding Effect; Non-Negotiable Note. This Note may not be waived, changed, modified or discharged except by an agreement in writing signed by each of the Borrower and the Company. This Note shall be binding upon the Borrower, and his heirs, personal representatives, successors and assigns, and shall inure to the benefit of and be enforceable by the Company and the Company’s respective successors and assigns, except that this Note shall not be a negotiable instrument. The captions set forth in this Note are for convenience only and shall not be deemed to limit or affect the meaning of any provision of this Note.

11.
Consent to Jurisdiction. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of New York over any suit, action or proceeding in connection with, arising out of or relating to this Note and hereby waives any objection it may have to the laying of venue of any such action or proceeding in any of said courts and any claim that it may have that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.
Waiver of Jury Trial. THE BORROWER WAIVES TRIAL BY JURY IN ANY ACTION AND/OR PROCEEDING ARISING ON, OUT OF OR BY REASON OF SETOFF AND RIGHTS TO INTERPOSE COUNTERCLAIMS OR CROSS-CLAIMS IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and dated the day and year first set forth above.

BORROWER
/s/ Edwin H. Wegman
EDWIN H. WEGMAN